Exhibit 99.1

NPS Pharmaceuticals Reports Third Quarter 2010 Financial Results and Two Phase 3 Development Programs on Track with Stated Timelines

-- Upcoming development milestones include top line data from STEPS study of GATTEX and randomization of last patient in REPLACE study of NPSP558 --

-- Conference call today at 8:30 AM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--November 2, 2010--NPS Pharmaceuticals, a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for the third quarter 2010.

NPS reported a net loss of $15.7 million or $0.26 per diluted share for the third quarter 2010, compared to a net loss of $7.8 million or $0.16 per diluted share for the third quarter 2009. The change in the company’s quarterly results was driven by an increase in research and development expenses in the third quarter 2010 due to the advancement of two Phase 3 registration programs. The company’s cash, cash equivalents and marketable investment securities totaled $154.2 million at September 30, 2010 versus $74.9 million at December 31, 2009.

“This year continues to be marked by strong execution with two product development programs progressing well and on schedule,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “We look forward to a number of near-term milestones including top line results from our Phase 3 STEPS study of GATTEX in short bowel syndrome and randomization of the last patient in our Phase 3 REPLACE study of NPSP558 in hypoparathyrodism.

“Our market research continues to confirm the high patient and physician support for and commercial promise of GATTEX and NPSP558. And as a result of another successful financing, we further strengthened our cash position and we expect to deliver full-year cash burn at the lower end of our prior guidance.”

Product Pipeline Update

NPS continues to expect to report top-line results from the STEPS study in early 2011. STEPS is a double-blind, placebo-controlled safety and efficacy study of patients with short bowel syndrome (SBS) who are chronically dependent on parenteral nutrition (PN). NPS is also advancing STEPS 2, an open-label continuation study in which all participants will receive up to 24 months of GATTEX therapy. To date, more than 95% of eligible patients who completed STEPS have elected to roll into STEPS 2. Under a collaboration agreement with NPS, Nycomed is paying 50% of the external clinical costs for these two studies.

NPS believes that a sufficient number of patients are currently enrolled, scheduled or identified to achieve the 110-patient randomization target for REPLACE, an international, double-blind, placebo-controlled Phase 3 registration study evaluating NPSP558 for the treatment of hypoparathyroidism in adults. Assuming a continuation of the current percentage of patients who have discontinued between enrollment and randomization, NPS expects to randomize the last patient in REPLACE in the second quarter of 2011.

NPS believes positive results from STEPS and REPLACE will enable it to seek U.S. marketing approval for GATTEX in SBS and NPSP558 in hypoparathyroidism.

Financial Results

Royalties

Royalty revenue was $21.0 million for the third quarter 2010 versus $20.1 million for the third quarter 2009. NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil’s sales of Nucynta® (tapentadol).

The components of royalties are summarized as follows:

In millions	Third Quarter
	2010	2009
Royalty:
Sensipar	$17.1	$16.5
Preotact	2.1	2.5
REGPARA	1.5	1.0
Nucynta	0.3	0.1
Total	$21.0	$20.1

The company’s royalty rights related to Sensipar, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $19.4 million for the third quarter 2010 versus $9.8 million for the third quarter 2009. The increase in research and development expense was largely due to the advancement of the company’s short bowel syndrome and hypoparathyroidism registration programs.

General and administrative

General and administrative expenses decreased to $5.4 million for the third quarter 2010 as compared to $5.8 million for the third quarter 2009. The decrease was related to a decline in outside legal and other administrative costs, which was partially offset by expenses associated with market research.

Interest expense

Third quarter interest expense was $10.7 million for 2010 versus $12.1 million for 2009. Interest expense is largely attributable to non-recourse debt. With the exception of $50 million in 5.75% convertible notes due in 2014, all of the company’s debt is non-recourse and secured by its Sensipar, Preotact, and REGPARA royalties.

Cash and investments

At September 30, 2010, the company’s cash, cash equivalents, and marketable investment securities totaled $154.2 million compared to $74.9 million at December 31, 2009. During the nine months ended September 30, 2010, the company sold certain of its royalty rights from sales of REGPARA® (cinacalcet HCl) for $38.4 million. In April 2010, NPS sold 10.4 million shares of common stock for net proceeds of approximately $53.2 million and in September 2010, NPS sold 7.9 million shares of common stock for net proceeds of approximately $44.4 million.

The company’s net cash burn was $57 million for the first nine months of 2010. NPS now expects its 2010 cash burn to be in the range of $76 to $84 million, versus its previous guidance of $75 to $90 million. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding proceeds from external financing activities (approximately $136 million).

Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Conference Call Information

NPS will host a conference call beginning today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (866) 383-8108 and use pass code 39390430. International callers may dial (617) 597-5343, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 23473021, until midnight Eastern Time, November 16, 2010. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration programs. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX® in a Phase 3 registration study known as STEPS for parenteral nutrition dependent short bowel syndrome and is in preclinical development for pediatric indications and chemotherapy-induced gastrointestinal mucositis. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Royalties	$21,030	$20,112	$62,788	$57,347
Product sales	17	--	551	8
Milestones and license fees	7	7	2,032	4,742
Total revenues	21,054	20,119	65,371	62,097

Costs and expenses:
Cost of royalties	--	500	--	500
Cost of goods sold	6	--	6	--
Cost of license fees	--	--	6	481
Research and development	19,365	9,828	44,672	22,087
General and administrative	5,410	5,827	13,900	15,361
Total operating expenses	24,781	16,155	58,584	38,429
Operating (loss) income	(3,727)	3,964	6,787	23,668

Other (expense) income:
Interest income	93	374	332	1,374
Interest expense	(10,741)	(12,099)	(35,287)	(39,590)
Gain on sale of marketable investment securities	--	--	3,751	--
Loss on impairment of marketable investment securities	--	--	--	(2,206)
Other income (expense), net	(234)	(40)	455	(180)
Total other expense, net	(10,882)	(11,765)	(30,749)	(40,602)
Loss before income tax expense (benefit)	(14,609)	(7,801)	(23,962)	(16,934)

Income tax expense (benefit)	1,082	(35)	1,082	(1,049)
Net loss	($15,691)	($7,766)	($25,044)	($15,885)
Net loss per common and potential common share:
Basic	($0.26)	($0.16)	($0.45)	($0.33)
Diluted	($0.26)	($0.16)	($0.45)	($0.33)
Weighted average common and potential common share:
Basic	60,400	48,110	55,577	48,029
Diluted	60,400	48,110	55,577	48,029

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	September 30,	December 31,
	2010	2009
Assets:
Cash, cash equivalents and marketable investment securities	$154,200	$74,928
Current restricted cash and cash equivalents	34,540	41,821
Account receivable	22,659	23,965
Other current assets	4,153	4,538
Equipment, net	988	399
Goodwill	9,429	9,429
Debt issuance costs, net	2,488	3,454
Other long-term assets	368	1,058
Total assets	$228,825	$159,592

Liabilities and Stockholders’ Deficit:
Current liabilities	$67,767	$73,972
Convertible notes and capital lease obligation	50,000	50,000
Non-recourse debt, less current portion*	250,787	240,194
Other long-term liabilities	10,094	18,225
Total liabilities	378,648	382,391

Common stock and additional paid-in capital	797,935	697,050
Accumulated other comprehensive income	28	2,893
Accumulated deficit	(947,786)	(922,742)
Total stockholders' deficit	(149,823)	(222,799)
Total liabilities and stockholders' deficit	$228,825	$159,592

* Non-recourse debt secured by Sensipar®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com